                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              AMERON INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                               JOAN HAGUE
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
   [LOGO]

                        AMERON INTERNATIONAL CORPORATION
    CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE., PASADENA, CALIFORNIA 91101

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

The Annual Meeting of Stockholders of Ameron International Corporation, a Delaware corporation (the "Company") will be held at The Pasadena Hilton Hotel, 150 South Los Robles Ave., Pasadena, California, on Wednesday, March 26, 1997 at 10:00 a.m. for the following purposes:

    1. To elect four directors to hold office for a term of three years, and one director to hold office for a term of two years, or until their successors are elected and qualified.

    2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for fiscal year 1997.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 11, 1997 as the record date for the determination of Stockholders entitled to vote at this meeting and any adjournments thereof.

YOUR VOTE IS IMPORTANT

Holders of a majority of the outstanding voting shares of the Company must be present either in person or by proxy in order for the meeting to be held. Whether or not you expect to attend the Annual Meeting, your proxy vote is important.

PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying.

                                          JAVIER SOLIS
                                          SECRETARY

FEBRUARY 24, 1997

                        AMERON INTERNATIONAL CORPORATION
    CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE., PASADENA, CALIFORNIA 91101
                               FEBRUARY 24, 1997
                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Ameron International Corporation (the "Company") to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card included herewith were first sent to Stockholders on or about February 24, 1997. The solicitation is made on behalf of the Company by its Board of Directors and the cost of solicitation will be borne by the Company.

You are requested to sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to exercise thereof but if not revoked will be voted. A proxy can be revoked by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed, and if no instruction is given will be voted FOR the election of the five nominees for director named below and FOR the ratification of the appointment of Arthur Andersen LLP as public accountants of the Company. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting.

The record date for the determination of Stockholders entitled to vote at the Annual Meeting is February 11, 1997. On such date, there were issued, outstanding and entitled to vote at the Annual Meeting, 4,001,037 shares of Common Stock of the Company (the "Common Stock"). Every Stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that Stockholders may cumulate their votes in the election of Directors. See "Election of Directors." Common Stock is the only class of voting stock outstanding.

Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the five nominees receiving the greatest number of votes cast will be elected directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is necessary for the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for fiscal year 1997.

For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have no effect on the vote.

                             ELECTION OF DIRECTORS
                                 (PROXY ITEM 1)

As of the date of this Proxy Statement, the Bylaws of the Company provide for a Board of Directors composed of ten (10) directors. Five directors are to be elected at the 1997 Annual Meeting. John F. King and Richard J. Pearson were elected to their present term of office at the Company's 1994 Annual Meeting of Stockholders. A. Frederick Gerstell was elected to his present term of office at the Company's 1995 Annual Meeting of Stockholders. Terry L. Haines was elected to the Company's Board of Directors effective February 1, 1997 and joined A. Frederick Gerstell, John F. King and Richard J. Pearson as a Class II Director. Class II directors will serve until the Annual Meeting of Stockholders in the year 2000 or until their respective successors have been elected and qualified. David L. Sliney was elected to the Company's Board of Directors effective February 1, 1997 and joined Stephen W. Foss and James S. Marlen as a Class I director. Class I directors will hold office until the 1999 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. All of the nominees have consented to being named herein and to serve if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board of Directors or, the Board at its option may reduce the number of directors to constitute the entire Board.

Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by the stockholder, or to distribute such votes to one or more nominees, as the stockholder determines. Unless you indicate otherwise on the proxy card, if you vote "FOR" all nominees, the proxies will allocate your votes equally among the nominees listed above; if you withhold authority to vote for any nominee or nominees, the proxies will allocate your votes equally among the nominees listed above except those for whom you withhold authority to vote.

The following information with respect to the principal occupation and other affiliations of each nominee and in regard to past business experience has been furnished to the Company by the respective nominees for director.

                           1997 NOMINEES FOR DIRECTOR

A. FREDERICK GERSTELL. Chairman of the Board and Chief Executive Officer of CalMat Co. since 1991. From 1988 to 1991 he also served as President. Age 59. He has been a director of the Company since 1995.

TERRY L. HAINES. President & Chief Executive Officer of A. Schulman, Inc. Director of First Merit Corp. and First National Bank of Ohio. Age 50. He has been a director of the Company since February 1, 1997.

JOHN F. KING. President & Chief Executive Officer of Weingart Center Association since 1996. Director and consultant for various entities since 1991. Formerly Chairman of the Board and Chief Executive Officer, World Trade Bank. Director of Glendale Federal Bank. Age 63. He has been a director of the Company since 1986.

RICHARD J. PEARSON. Chairman of Chacie's Foods. Retired President and Chief Operating Officer, Avery Dennison. Director of Ducommun, Inc., M&R Printing Equipment, Seidler Capital, Magnet, Inc. and Atol Holdings. Age 71. He has been a director of the Company since 1981.

DAVID L. SLINEY. President of Lamco Ventures, L.L.C. since January 1, 1997. Formerly, Vice President, Marketing of Monsanto. Director of Age Wave Health Services, Inc. and Health Decisions International, L.L.C. Age 60. He has been a director of the Company since February 1, 1997.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

       CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING

J. MICHAEL HAGAN. Chairman of the Board and Chief Executive Officer of Furon Company since 1991. From 1990 to 1991 he served as President and Chief Operating Officer. Age 57. He has been a director of the Company since 1994.

ALAN L. OCKENE, Retired President and Chief Executive Officer, General Tire, Inc. and a member of the Executive Board of Directors of Continental AG of Hanover, Germany, General Tire's parent company, since 1991. Formerly Vice President, Latin America, Caribbean, Europe & Africa for Goodyear Tire & Rubber Company. Director of A. Schulman, Inc. Age 65. He has been a director of the Company since 1995.

F. H. FENTENER VAN VLISSINGEN. President and Executive Director, Flint Holding N.V., St. Maarten, Netherlands Antilles, a private investment company. Director of SHV Holdings N.V., of which company he was formerly Chief Executive Officer, SHV Energy N.V., SHV Makro N.V., all in St. Maarten, Netherlands Antilles. Also Director of Diamond Tools Group B.V., Akzo Nobel N.V., CSM N.V., N.V. Samenwerkende Elektriciteits-Produktiebedrijven, Draka Holding N.V., Lips United B.V., ABN AMRO Holding N.V. and Unilever N.V., all in The Netherlands, and Unilever PLC in the U.K. Age 63. He has been a director of the Company since 1972.

       CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING

STEPHEN W. FOSS, Chairman, President, and Chief Executive Officer, Foss Manufacturing Company, Inc. Chairman of the New Hampshire Power Authority. Director of Tyco International, Ltd. Age 54. He has been a director of the Company since 1995.

JAMES S. MARLEN. Chairman of the Board of the Company since January 1995, President and Chief Executive Officer since June 1993. Formerly Vice President GenCorp. Inc. and President, GenCorp Polymer Products since 1988. Director of A. Schulman, Inc. Age 55. He has been a director of the Company since 1993.

                          THE BOARD AND ITS COMMITTEES

The Board has standing committees, with duties and with 1996 membership and number of meetings for each as shown below.

AUDIT COMMITTEE                               Two meetings held during 1996
  MEMBERS:
    John F. King, Chairman
    J. Michael Hagan
    F. H. Fentener van Vlissingen
  FUNCTIONS of the Audit Committee, all of whose actions are subject to approval by the Board, are: Approve selection of independent public accountants; review and approve accounting principles, policies, and practices; scope of annual audit and audit arrangements; results of annual audit and the content and form of financial reports to be included in the Annual Report to Stockholders; and suggestions for improvements in accounting procedures and internal controls made by independent public accountants after completion of the annual audits.

COMPENSATION & STOCK OPTION COMMITTEE         Seven meetings held during 1996
  MEMBERS:
     A. Frederick Gerstell, Chairman
     Stephen W. Foss
     Alan L. Ockene
     Richard J. Pearson
  FUNCTIONS of the Compensation & Stock Option Committee, all of whose actions are subject to approval by the Board, are: Review and approve salary ranges for top managerial and executive positions; approve salary rates for corporate officers and recommend salary rates for the Chief Executive Officer and President; approve management incentive compensation and long-term incentive plans and top management awards thereunder and any contingent compensation plans of the
    Company; fix total incentive compensation appropriation annually; administer stock compensation plans and make stock option grants and awards thereunder.

EXECUTIVE COMMITTEE                           No meetings held during 1996
  MEMBERS:
     James S. Marlen, Chairman
     Stephen W. Foss
     A. Frederick Gerstell
     Alan L. Ockene
     Richard J. Pearson
  FUNCTIONS of the Executive Committee, all of whose actions are subject to approval by the Board, are: Exercise, between meetings of the Board and while the Board is not in session, those duties of the Board of Directors in the management of the business of the Company which may lawfully be delegated to it by the Board.

FINANCE COMMITTEE                             One meeting held during 1996
  MEMBERS:
     J. Michael Hagan, Chairman
     Stephen W. Foss
     John F. King
     James S. Marlen
     F. H. Fentener van Vlissingen
  FUNCTIONS of the Finance Committee, all of whose actions are subject to approval by the Board, are: Review financing policies and programs and consider their effect on the financial position of the Company; review policies, plans and performance of pension fund investments.

NOMINATING COMMITTEE                          Five Meetings held during 1996
  MEMBERS:
     Richard J. Pearson, Chairman
     John F. King
     James S. Marlen
  FUNCTIONS of the Nominating Committee, all of whose actions are subject to approval by the Board, are: Recommend total size of Board, personal qualifications for membership, and tenure of directorship; review qualifications of candidates for directorship; obtain, review, and recommend candidates to fill vacancies. The
    Committee will consider nominees recommended by stockholders whose com-
    munications can be addressed to the Nominating Committee, c/o the Secretary of the Company.

The Board of Directors met a total of 5 times in 1996 and all directors, except
F. H. Fentener van Vlissingen, attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which they served for the period in which they served.

COMPENSATION OF DIRECTORS AND RETIREMENT POLICIES

Directors who were not officers or employees of the Company received an annual retainer of $19,000 plus $1,680 for each Board meeting attended. Directors are available for consultation at any time by Management and normally receive no additional compensation for such consultation. For meetings of committees of the Board of Directors, a fee of $650 per meeting was paid. The fee was paid to each director who attended and actively participated. Chairmen of committees received an additional $50 fee for committee meetings chaired. Directors may, by special arrangement, receive an additional fee for special assignments involving unusual demands on their time. Such fees are normally determined in advance by mutual agreement with Management as appropriate in the circumstances. No such special assignments were in effect during 1996. Pursuant to the 1994 Nonemployee Director Stock Option Plan approved by stockholders at the 1994 Annual Meeting, each year on the day following the date of the annual meeting of stockholders, nonemployee directors are granted an option to purchase 1,000 shares of the Company's Common Stock. These options are exercisable in annual increments of 250 shares each, beginning on the first anniversary date of the grant and have an exercise price equal to the fair market value of the shares on the date of the grant.

The Board of Directors has a policy establishing the mandatory retirement date of each member of the Board as of the date of the Annual Meeting of Stockholders of the Company next following his or her 72nd birthday.

                    PROPOSAL FOR RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS
                                 (PROXY ITEM 2)

The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP, as independent public accountants to examine the Company's financial statements for its fiscal year ending November 30, 1997. This firm has served as independent public accountants for the Company for many years. It has no financial interest of any kind in the Company or its subsidiaries. The firm has had no connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A member of the firm of Arthur Andersen LLP is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 1997 AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

If the appointment is not ratified by a majority of the shares of Common Stock represented at the meeting on this proposal, the adverse vote will be considered as a directive to the Board of Directors to select other independent public accountants for the following year. However, because of the difficulty and expense of making any substitution so long after the beginning of the current year, it is contemplated that the appointment for the fiscal year ending November 30, 1997 will be permitted to stand unless the Board finds other good reason for making a change.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Company has been informed that as of the dates indicated the following persons were beneficial owners of more than five percent of the Company's Common Stock.

           NAME AND ADDRESS OF              SHARES OF STOCK BENEFICIALLY
             BENEFICIAL OWNER                       OWNED/AS OF            PERCENT
------------------------------------------  ----------------------------  ---------
Taro Iketani                                       306,396/Dec. 20, 1996    7.66
 Funakawara 18, Ichigaya
 Shinjuku-ku
 Tokyo, Japan

Neuberger & Berman, L.L.C.                         241,200/Dec. 31, 1996    6.03
 605 Third Avenue
 New York, New York

F. H. Fentener van Vlissingen                    224,536(1)/Dec. 1, 1996    5.61
 Prinsengracht 963
 1017 KL Amsterdam,
 The Netherlands

------------------------

(1) Mr. van Vlissingen holds voting power on and has a beneficial interest in these shares, all of which are held by Disfood B.V.

SECURITY OWNERSHIP OF MANAGEMENT

As of February 1, 1997, the shares of Common Stock held by all directors, nominees for director and executive officers named in the Summary Compensation Table individually and by directors and officers as a group were:

                                                SHARES OF STOCK  VESTED SHARES HELD   RIGHTS TO ACQUIRE
                                                 BENEFICIALLY      IN TRUST UNDER        BENEFICIAL
NAME                                               OWNED(1)          401(K) PLAN        OWNERSHIP(2)       PERCENT
----------------------------------------------  ---------------  -------------------  -----------------  -----------
DIRECTORS AND NOMINEES:
  Stephen W. Foss                                        865                  0                  250          *
  A. Frederick Gerstell                                  500                  0                  750          *
  J. Michael Hagan                                       800                  0                  750          *
  Terry L. Haines                                          0                  0                    0          *
  John F. King                                           300                  0                  750          *
  Alan L. Ockene                                         600                  0                  250          *
  Richard J. Pearson                                     600(3)               0                  750          *
  David L. Sliney                                          0                  0                    0          *
  F. H. Fentener van Vlissingen                      224,536(4)               0                  750           5.61

NAMED EXECUTIVE OFFICERS:
  James S. Marlen(7)                                  33,000                328               68,825          *
  George J. Fischer                                        0                575                2,750          *
  Raymond E. Foscante                                      0                632               10,750          *
  Javier Solis                                            37                819               13,092          *
  Gary Wagner                                            105(5)             629               11,592          *

DIRECTORS AND OFFICERS AS A GROUP (INCLUDING
 THOSE ABOVE)                                        261,343              3,266              111,259           6.61(6)

------------------------

(1)  Direct ownership except as otherwise noted.

(2) Represents shares subject to options which could be exercised by April 1, 1997 by the named individuals or the Group pursuant to the 1992 Incentive
    Stock Compensation Plan and the 1994 Nonemployee Director Stock Option Plan.

(3)  Shares held in Pearson Family Trust, a living trust.

(4)  See Note (1) under "Security Ownership of Certain Beneficial Owners".

(5)  100 of these shares are owned jointly with his wife.

(6) If the 111,259 shares subject to exercisable options held by directors and officers as a group were included in the total amount of shares outstanding, then the percentage of Common Stock owned by the group would be 9.14%.

(7)  Mr. Marlen is also a Director.

*   Percentage owned of less than 1% of total outstanding shares not shown.

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities & Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended November 30, 1996, its officers and directors complied with all Section 16(a) filing requirements with one exception. Section 16(a) of the Exchange Act requires that Form 4, Statement of Changes in Beneficial Ownership, be filed by the 10th day following the month in which a transaction occurs. Alan Ockene purchased shares of the Company on October 28, 1996. Mr. Ockene's Form 4 was filed with the Securities and Exchange Commission on November 14, instead of November 10, 1996, the due date.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for each of the last three fiscal years ended November 30, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                           --------------------------------------
                                        ANNUAL COMPENSATION                        AWARDS
                           ---------------------------------------------   -----------------------
NAME                                                            OTHER                   NUMBER OF
AND                                                            ANNUAL      RESTRICTED   SECURITIES     PAYOUTS       ALL OTHER
PRINCIPAL                                                      COMPEN-       STOCK      UNDERLYING   ------------     COMPEN-
POSITION                   YEAR  SALARY($)(1)  BONUS($)(1)    SATION($)    AWARDS($)    OPTIONS(#)   LTIP PAYOUTS    SATION($)
-------------------------  ----  -----------   -----------   -----------   ----------   ----------   ------------   ------------
James S. Marlen,           1996   490,601       386,000        79,290(2)     -0-         93,500(3)   1,100,157(4)          8,974(5)
 Chairman, President, &    1995   451,151       355,000       114,767        -0-          6,325         -0-                7,114
 Chief Executive Officer   1994   416,154       325,000        96,397        -0-         55,000         -0-                9,672

George J. Fischer          1996   134,938        58,000        -0-           -0-          1,500         -0-                2,091(5)
 Senior Vice President,    1995   129,096        52,000        -0-           -0-          1,000         -0-                3,295
 Human Resources           1994   116,827        45,000        -0-           -0-          2,500         -0-                4,376

Raymond E. Foscante        1996   145,000        50,000        -0-           -0-          -0-           -0-                1,816(5)
 Senior Vice President,    1995(6)    --          --            --           --           --            --
 Technology &              1994(6)    --          --            --           --           --            --
 Business Development

Javier Solis,              1996   172,585        80,000        -0-           -0-          -0-          185,852(4)          1,438(5)
 Senior Vice President of  1995   164,916        75,000        -0-           -0-          -0-           -0-                3,097
 Administration,           1994   158,538        60,000        -0-           -0-         11,842         -0-                4,398
 Secretary
 and General Counsel

Gary Wagner,               1996   158,992        80,000        -0-           -0-          -0-          173,034(4)          1,478(5)
 Senior Vice President &   1995   142,288        75,000        -0-           -0-          -0-           -0-                3,968
 Chief
 Financial Officer,        1994   124,808        60,000        -0-           -0-         11,842         -0-                3,565
 Treasurer

------------------------

(1) Amounts shown include cash and non-cash compensation earned for services performed and received by the Executive Officers as well as amounts earned but deferred at the election of those officers during the fiscal years indicated.

(2) $60,000 of this amount represents a housing subsidy in accordance with Mr. Marlen's 1993 Employment Agreement. This subsidy will terminate in February
    1997.

(3)  Refer to Employment Agreement section on Page 9.

(4) See Report of the Compensation & Stock Option Committee on Page 12 for a description of the Key Executive Long-Term Cash Incentive Plan ("LTIP").
    Awards for the 1994-1996 performance cycle represent the first ever awards under the LTIP and, by design, include a once-only, three-times deferred award multiplier for the cycle comprising years 1994, 1995 and 1996. Future awards, if any, under the LTIP will not include that three-times award multiplier.

(5) Amounts in this column represent: (a) Contributions by the Company to the 401(K) Savings Plan for: James S. Marlen, $1,619; George J. Fischer,
    $1,185; Raymond E. Foscante, $1,288; Javier Solis, $1,246; and Gary Wagner, $1,478; and (b) Above-market interest calculated (but not paid or payable) on deferred compensation: James S. Marlen, $7,355; George J. Fischer, $906. Raymond E. Foscante, $528; and Javier Solis, $192.

(6) Mr. Foscante was not an executive officer of the Company during 1994 and 1995.

EMPLOYMENT AGREEMENT

In June 1996, the Company entered into a new employment agreement with Mr. Marlen for his continued employment as Chairman, President and Chief Executive Officer for a term of three years from June 1996 through June 1999. Under the terms of that agreement Mr. Marlen's salary was increased to its current rate of $515,000 per year with an opportunity for future merit increases based on annual reviews by the Board of Directors, with participation in the Company's Management Incentive Compensation Plan ("MICP"), its Key Executive Long-Term Cash Incentive Plan ("LTIP"), and other executive compensation and benefit plans. The agreement also provided for the grant of 100,000 shares of the Company's Common Stock in the form of a stock option with a five-year vesting schedule and an exercise price of $39.50 per share, that being the New York Stock Exchange closing market price as of June 24, 1996, the date that the grant was approved by the Board of Directors. During fiscal year 1996, the Company awarded Mr. Marlen 93,500 of those shares, with the balance of 6,500 shares under that award remaining to be granted during fiscal year 1997. In the event that Mr. Marlen is terminated without cause, or in the event of nonrenewal of his employment agreement, he would be entitled to a severance benefit equal to his then current base salary plus the highest bonus received during the contract period (but not less than 60% of his annual base salary determined as of the date of termination) times a factor of 3.5. In the event of his death or long-term disability while employed, or termination for reasons other than cause, all stock awards will become fully vested and he will become entitled to vested pension benefits plus three years of additional service credit. In the event that he is terminated without cause, Mr. Marlen will also be entitled to continued health and medical benefits coverage at the same cost he would be paying at the time of termination.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL
                                                                                         REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                           ANNUAL
                                 INDIVIDUAL GRANTS                                     RATES OF STOCK
 ----------------------------------------------------------------------------------         PRICE
                        NUMBER OF         PERCENT OF                                  APPRECIATION FOR
                       SECURITIES       TOTAL OPTIONS                                      OPTION
                       UNDERLYING          GRANTED        EXERCISE OR                      TERM(1)
                         OPTIONS         TO EMPLOYEES      BASE PRICE    EXPIRATION  -------------------
     NAME              GRANTED (#)      IN FISCAL YEAR     ($/SH(2))        DATE      5%($)     10%($)
 --------------------  -----------   ----------------------------------  ----------  --------  ---------
 James S. Marlen          93,500             93.5            39.50       6-24-06(3)  2,322,665 5,886,089
 George J. Fischer         1,500              1.5            37.50       1-30-06(3)    35,375     89,648

------------------------

(1) Calculated based upon a 10-year option term, compounded appreciation at 5% and 10% rates.

(2)  Market value of shares on the date of grant.

(3) Options are exercisable commencing 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                             NUMBER OF                                                        IN-THE-MONEY
                            SECURITIES               NUMBER OF UNEXERCISED OPTIONS             OPTIONS AT
                            UNDERLYING      VALUE             AT FY-END(#)                     FY-END($)
                              OPTIONS     REALIZED   ------------------------------  ------------------------------
    NAME                     EXERCISED       ($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------  -------------  ---------  --------------  --------------  --------------  --------------
James S. Marlen                  -0-        -0-              11,250           3,750        $174,375       58,125(1)
                                                              7,500           7,500          46,875       46,875(2)
                                                                  0          40,000               0      450,000(3)
                                                                  0           6,325               0      105,153(4)
                                                                  0          93,500               0      818,125(5)
George J. Fischer                -0-        -0-               1,250           1,250           7,813        7,813(2)
                                                                250             750           4,156       12,469(4)
Raymond E. Foscante              -0-        -0-               1,000               0          13,500            0(7)
                                                                500             500           3,125        3,125(2)
                                                                  0          10,000               0      112,500(3)
                                                                  0           5,050               0       83,956(4)
Javier Solis                     -0-        -0-               1,500             500          23,625        7,875(6)
                                                              1,500           1,500           9,375        9,375(2)
                                                                  0           8,842               0       99,473(3)
Gary Wagner                      -0-        -0-                 375             125           5,906        1,969(6)
                                                              1,500           1,500           9,375        9,375(2)
                                                                  0           8,842               0       99,473(3)

------------------------
(1) Value based upon exercise price of $32.75 and fiscal year-end 1996 market price of $48.25.
(2) Value based upon exercise price of $42.00 and fiscal year-end 1996 market price of $48.25.
(3) Value based upon exercise price of $37.00 and fiscal year-end 1996 market price of $48.25.
(4) Value based upon exercise price of $31.625 and fiscal year-end 1996 market price of $48.25.
(5) Value based upon exercise price of $39.50 and fiscal year-end 1996 market price of $48.25.
(6) Value based upon exercise price of $32.50 and fiscal year-end 1996 market price of $48.25.
(7) Value based upon exercise price of $34.75 and fiscal year-end 1996 market price of $48.25.

LONG-TERM INCENTIVE PLAN AWARDS

    See Report of the Compensation & Stock Option Committee on Page 12 for a description of the Key Executive Long-Term Cash Incentive Plan ("LTIP"). The following table shows, for the named executive officers, the calculated future payouts, if any, under the LTIP for the three-year performance cycle which began in 1996. Threshold amounts are the minimum amounts payable under the LTIP provided that the minimum level of performance is achieved with respect to the pre-established performance objective, measured in terms of its cumulative earnings per share for that three-year cycle. If such performance is not achieved, amounts would be zero.

            LONG TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR (1)

                                                         PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                                          OR OTHER          NON-STOCK PRICE-BASED PLANS
                                     NUMBER OF SHARES,  PERIOD UNTIL   -------------------------------------
                                      UNITS OR OTHER    MATURATION OR   THRESHOLD     TARGET       MAXIMUM
    NAME                                  RIGHTS           PAYOUT          ($)          ($)          ($)
-----------------------------------  -----------------  -------------  -----------  -----------  -----------
James S, Marlen                             --             3 Years      $  64,375   $   257,500  $   515,000
Javier Solis                                --             3 Years         10,875        43,500       87,000
Gary Wagner                                 --             3 Years         10,125        40,500       81,000

------------------------

(1) Amounts shown in this table were calculated using the salaries for the listed participants in the LTIP as of December 1, 1996. Actual payouts, if any, would be based on actual salaries at November 30, 1998, the end of the performance cycle.

                                 PENSION PLANS

The following schedule shows the estimated annual benefit payable under the combined Ameron Pension Plan (Salaried Section) and Ameron Supplemental Executive Retirement Plan for employees at varying pay levels and years of service. The schedule assumes retirement at age 65.

                                YEARS OF SERVICE
FINAL AVG. ANNUAL  ------------------------------------------
 COMPENSATION(1)      15         20         25         30
-----------------  ---------  ---------  ---------  ---------
        125,000       33,915     45,220     56,525     67,830
        150,000       41,235     54,980     68,725     82,470
        200,000       55,860     74,480     93,100    111,720
        250,000       70,485     93,980    117,475    140,970
        300,000       85,111    113,480    141,850    170,220
        400,000      114,360    152,480    190,600    229,720
        500,000      143,610    191,480    239,350    287,220
        600,000      172,860    230,480    288,100    345,720
        700,000      202,110    269,480    336,850    404,220
        800,000      231,360    308,480    385,600    462,720
        900,000      260,610    347,480    434,350    521,220
      1,000,000      289,980    386,640    483,300    579,960

------------------------

(1) Calculated based upon highest consecutive 60 of last 120 months of earnings prior to retirement.

Benefits shown above are computed as straight life annuity amounts. They are not subject to deduction for Social Security or other offset amounts.

For purposes of the Ameron Pension Plan, compensation is base monthly salary, exclusive of overtime, severance, bonuses, commissions or amounts deferred under the Executive Deferral Plan. The Internal Revenue Code limits the amount per year on which benefits are based and limits the aggregate amount of the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. The Supplemental Executive Retirement Plan provides for supplemental payments to be made to certain eligible executives of the Company in amounts sufficient to maintain total benefits upon retirement had there been no such Code limitations and expands annual compensation to include bonuses and deferred compensation.

As of February 1, 1997, credited service under both plans for each of the named individuals in the foregoing Summary Compensation Table are:

                                          CREDITED YEARS
                                           OF SERVICE(1)
                                                    AT AGE
                                        PRESENT       65
                                        -------     -------
James S. Marlen                          7-4/12(2)  22-4/12(2)
George J. Fischer                         30          30
Raymond E. Foscante                     21-9/12       30
Javier Solis                            15-4/12       30
Gary Wagner                             11-10/12      30

------------------------

(1)  The maximum credit is 30 years.

(2) Refer to Employment Agreement section on Page 9 above. In order for the Company to provide Mr. Marlen with pension benefits not less than those under the pension plan of his former employment, the credited years of service noted for Mr. Marlen include two years of credit for each year of service during the first 9-1/2 years of his employment with the Company. In addition, in the event that Mr. Marlen is terminated for reasons other than for cause and/or a change of control takes place, he will be entitled to his vested pension benefits plus three years of additional credited service. In the event that he obtains new employment within three years of leaving the Company following termination, he will be entitled only to his vested pension benefits (not additional years of service).

THE FOLLOWING REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE AND THE STOCK PRICE PERFORMANCE GRAPH INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE PERFORMANCE GRAPH BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

              REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE

The Compensation & Stock Option Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Committee, all of whose actions are subject to approval by the Board of Directors, is responsible for the proper administration of the Company's various compensation programs, including its salary policies, its Management Incentive Compensation Plan ("MICP") (which comprises its annual bonus plan for management employees), its Key Executive Long-Term Cash Incentive Plan ("LTIP") and its 1992 Incentive Stock Compensation Plan. On an annual basis the Committee reviews base salary ranges for the Company's various levels of management, approves annual salaries of officers, approves MICP and LTIP awards, administers the 1992 Incentive Stock Compensation Plan and makes grants thereunder, and reviews with the Board in detail all aspects of compensation for all officers of the Company, including the Chief Executive Officer.

The executive compensation policy of the Company, which is endorsed by the Committee, is that the base compensation of all officers should be generally comparable to base salaries being paid to similarly situated officers of other general diversified manufacturing companies with similar sales and industries in the U.S., and that bonus compensation be in the form of MICP and LTIP awards and stock option benefits which are contingent upon the performance of the Company as well as the individual contributions of each officer. Because of the inherent cyclical nature of some of the Company's businesses, and because a significant portion of its businesses are dependent on the timing of projects over which it has no control, the Committee does not believe that the base salary portion of compensation of the Company's officers should be subject to annual fluctuations based solely on such effects.

In determining comparability of officer salaries to those of other similarly situated officers, members of the Committee review the results of compensation surveys provided by various compensation consulting firms of national reputation. The Committee has reviewed the compensation for each of the five highest paid officers for 1996 and has determined that in its opinion, the compensation of all officers is reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

The MICP is based on the following measures: corporate performance, business unit performance and personal performance. The corporate performance measure is based on earnings per share and return on sales. The Committee believes that these factors are the primary determinant of share price over time. Because of the relatively low volume of trade of the Company's stock and therefore its susceptibility to volatility based on extraneous factors, the Committee does not believe that share price per se is necessarily a measure of corporate performance. Business unit performance measures are based primarily on return on assets. Personal performance measures are based on such qualitative factors as performance against objectives and plans, and organizational and management development.

The LTIP was approved by the Board of Directors in April 1994. The purpose of this plan is to reward selected senior executives with above average total pay for achieving and sustaining above average long-term financial goals. Participants in the LTIP are eligible to receive cash incentive awards and grants of stock options based on the financial performance of the Company and, in some cases, a combination of the financial performance of the Company and its business units, after the end of each three-year performance cycle. The cash awards under the LTIP for the 1994-1996 performance cycle which appear in the Summary Compensation Table were earned based on the Company's successully having exceeded its financial plan, measured in terms of its cumulative earnings per share for that three-year cycle. Awards for the 1994-1996 performance cycle represent the first ever awards under the LTIP and, by plan design, include a once-only, three-times deferred award multiplier for that first cycle only. Future awards, if any, under the LTIP will not include that three-times award multiplier. The determination of cash payouts, if any, under the LTIP for the 1995-1997 and the 1996-1998 performance cycles will not be made until after the end of the 1997 and 1998 fiscal years, respectively. For those performance cycles, the Company's financial performance will continue to be measured based on cumulative earnings per share, with return on assets and return on equity thresholds.

The current annual base salary of $515,000 for Mr. Marlen was set in June 1996, at the time of the renegotiation of Mr. Marlen's employment agreement with the Company. That base salary was established based on comparability to base salaries being paid to other similarly situated officers of general diversified manufacturing companies with similar sales revenues and industries in the U.S. That base salary will be reviewed again by the Committee in June 1997. A bonus award of $386,000 was approved for payment to Mr. Marlen under the MICP with respect to fiscal 1996 based on the Company's success in meeting various financial goals established by the Committee, including earnings per share and return on sales, as well as a very favorable assessment by the Committee of Mr. Marlen's individual performance and leadership. Such MICP award is in line with the average of bonus awards paid to chief executive officers of general diversified manufacturing companies with similar sales and industries in the U.S. as reported by various compensation consulting firms of national reputation. As noted in the Summary Compensation Table, Mr. Marlen earned an award of $1,100,157 under the LTIP for the fiscal 1994-1996 performance cycle. As noted above, that award includes a once-only, three-times deferred award multiplier for that first cycle only. At the time of the renegotiation of Mr. Marlen's employment agreement in June 1996, the Company agreed to award Mr. Marlen non-qualified stock option grants of 100,000 shares under the 1992 Incentive Stock Compensation Plan at an option price of $39.50 per share, that being the New York Stock Exchange closing price as of June 24, 1996, the day that the Board of Directors approved the terms of Mr. Marlen's new employment agreement. During fiscal year 1996, the Company awarded Mr. Marlen 93,500 of those shares, with the balance of 6,500 shares under that award remaining to be granted during fiscal year 1997.

                                          A. F. GERSTELL, CHAIRMAN
                                          S. W. FOSS
                                          A. L. OCKENE
                                          R. J. PEARSON

                         STOCK PRICE PERFORMANCE GRAPH

The following line graph compares the yearly changes in the cumulative total return on the Company's Common Stock against the cumulative total return of the New York Stock Exchange Market Value Index and the Peer Group Composite described below for the period of the Company's five fiscal years commencing December 1, 1991 and ended November 30,1996. The comparison assumes $100 invested in stock on December 1,1991. Total return assumes reinvestment of dividends. The Company's stock price performance over the years indicated below does not necessarily track the operating performance of the Company nor is it necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            DEC 91     NOV 92     NOV 93     NOV 94     NOV 95     NOV 96
Ameron                       $100.00    $134.15    $163.25    $156.57    $204.05    $244.32
N.Y.S.E.                     $100.00    $114.78    $128.80    $130.84    $167.51    $208.35
Peer Group Index             $100.00    $130.42    $164.35    $153.87    $201.52    $225.47
Value of Investments ($)

The Peer Group Composite is based 70% on a Building Materials Companies Component and 30% on a Protective Coatings Companies Component. This percentage split was arrived at based on the historical sales volumes during the past five years of the Company's Protective Coatings Business Segment in comparison to the remainder of the Company's other business segments which are generically in the building materials category.

The Building Materials Companies Component is comprised of the following companies: Advanced Environmental, American Building Co., American Woodmark Corp., Ameron International Corp., Armstrong World Industries, Bairnco Corp.,Bird Corp., Butler Manufacturing, CalMat Co., Ceradyne Inc., Chemfab Corporation, Consolidated Stainless, Conversion Technologies, Dal Tile Internat, Inc., Dravo Corp., Elcor Corp., Griffon Corp., Holopak Technologies Inc., Industrial Acoustics Inc., Industrial Holdings Inc., Insituform Technologies, Internacional De Ceiamic, Knape & Vogt Mfg. Co., La-Man Corp., Lafayette Industries Inc., Martin Marietta Material, Miller Building Systems Inc., NCI Building Systems Inc., Omega Environmental Inc., Owens Corning Fiberglass, Raytech Corp., Republic Group Co., Schuller Corp., Seiler Pollution Control, Shaw Group Inc., Southwall Technologies, Triangle Pacific Corp., United Dominion Industries, USG Corp. and Vulcan Materials Co. The Protective Coatings Companies Component is comprised of the following companies: Corimon CA SACA, Dexter Corp., Ferro Corp., Insilco Corp., Lilly Industries, PPG Industries, RPM Inc., Sherwin-Williams Co. and Valspar Corp.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company's understanding that Mr. Taro Iketani is one of the principal stockholders of Tokyo Steel Manufacturing Co., Ltd., ("Tokyo Steel"), a Japanese corporation. Tokyo Steel owns 25% of the outstanding stock of Tamco, a California corporation. The Company owns 50% of Tamco. Tamco manufactures steel reinforcing bars. In addition, Tamco leases from the Company, certain land, buildings and improvements used in Tamco's steelmaking operations at a monthly lease rate of $30,000 payable in arrears. The lease is a net lease expiring in February, 2002 with a renewal option available to Tamco. In addition, at the end of the renewal term, Tamco has the option to purchase the property at the then current market value.

Mr. J. Michael Hagan, a Director of the Company, is Chairman of the Board and Chief Executive Officer of Furon Company. During 1996, the Company purchased materials from Furon Company in transactions totaling $258,892

Mr. A. Frederick Gerstell, a Director of the Company, is Chairman of the Board and Chief Executive Officer of CalMat Co. During 1996, the Company purchased materials from CalMat Co. in transactions totaling $453,450.

The Company believes that the terms of the transactions described above were as favorable as could have been negotiated with unaffiliated parties.

                                 MISCELLANEOUS

COST OF SOLICITING PROXIES

The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, Stockholders are urged to return their proxies without delay.

                             STOCKHOLDER PROPOSALS

Proposals of Stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 meeting must be addressed to the Company,
Attention: Corporate Secretary, at the Company's principal office, and must be received there no later than October 23, 1997.

The Company's Bylaws provide that for business to be brought before an annual meeting by a Stockholder, written notice must be received by the Secretary not less than 60 or more than 120 days prior to the meeting; provided that in the event the first public disclosure of the date of the meeting is made less than 65 days prior thereto, the required notice may be received within ten days following such public disclosure. The information which must be included in the notice is specified in the applicable Bylaw, a copy of which may be obtained from the Secretary.

                                 OTHER MATTERS

So far as management knows, there are no matters to come before the meeting other than those set forth in the Proxy Statement. If any further business is presented to the Meeting, the persons named in the proxies will act according to their best judgment on behalf of the Stockholders they represent.

                                              By Order of the Board of Directors

                                                         Javier Solis, Secretary

February 24, 1997
Pasadena, California

[LOGO]          AMERON INTERNATIONAL CORPORATION

   245 South Los Robles Avenue, Pasadena, California 91101

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints James S. Marlen, Javier Solis and Gary Wagner, and each of them with full power of substitution in each, proxies to vote all the shares of Ameron International Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held March 26, 1997, and at any adjournment thereof, upon the following matters as specified and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

                                                      See Reverse
                                                      Side

        Please mark your votes as in this example.

        This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR items 1 and 2.

The Board of Directors recommends a vote FOR items
1 and 2.

1.  Election of Directors
        FOR    / /       WITHHELD   / /

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

Nominees:

  A. Frederick Gerstell, Terry L. Haines, John F. King,
  Richard J. Pearson, David L. Sliney

2. Ratify the appointment of Arthur Andersen LLP, independent public accountants

             FOR  / /     AGAINST  / /      ABSTAIN  / /